Exhibit 3.1

AMENDMENT TO THE

AMENDED AND RESTATED BYLAWS

OF

WESTWATER RESOURCES, INC.

Section 7.5 shall read in its entirety, effective as of March 19, 2021:

“Section 7.5 Record Dates.  In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall be not more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action.  Only those stockholders of record on the date so fixed shall be entitled to any of the foregoing rights, notwithstanding the transfer of any such stock on the books of the Corporation after any such record date fixed by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take action by written consent shall, by written notice delivered to the Secretary at the principal executive offices of the Corporation, request the Board of Directors to fix a record date. The Board of Directors shall promptly, but no later than ten days (or if such tenth day is a day on which the New York Stock Exchange is not open for trading, the next day following such tenth day on which the New York Stock Exchange is open for trading) after the date on which such a request is received, adopt a resolution fixing the record date. If no record date has been fixed by the Board of Directors within ten days (or if such tenth day is a day on which the New York Stock Exchange is not open for trading, the next day following such tenth day on which the New York Stock Exchange is open for trading) after the date on which such request is received, the record date for determining stockholders entitled to consent to action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to and received by the Secretary at the principal executive offices of the Corporation. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the record date for determining stockholders entitled to consent to action in writing without a meeting shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action.”

Section 7.7 shall read in its entirety, effective as of March 19, 2021:

“Section 7.7 Exclusive Forum.  Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, the Certificate of Incorporation or these Bylaws (as any may be amended from time to time), or (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine, shall be a state court located within the State of Delaware, or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware, in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants therein.

Further, unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. For the avoidance of doubt, nothing in this Section 7.7 shall preclude the filing of claims in the federal district courts of the United States of America under the Securities Exchange Act of 1934, as amended, or any successor thereto, or any other claims for which the federal district courts of the United States of America have exclusive jurisdiction.”

Section 8.1 shall be deleted in its entirety and removed from the Amended and Restated Bylaws, effective as of March 19, 2021.